Exhibit 10.7

CENTERLINE
2007 SHARE INCENTIVE PLAN
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2007 Outperformance Program

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 August 10, 2007

CONFIDENTIAL

Mr. Larry Duggins
865 West Dove Road
Southlake, TX 76092

Re:	Your Participation Interest for the 2007 to 2009 Performance Period

Dear Larry:

You have been selected by Centerline Holding Company to be a participant in the Centerline 2007 Outperformance Program (the “OPP”).  Generally, under the OPP, in the event that the Company’s total return per share(as defined in the OPP)  to its equity holders during a three-year performance period beginning on January 1, 2007 exceeds 37.5%, then an aggregate outperformance pool comprising eleven percent (11%) of such excess will be formed under the OPP (subject to a maximum pool of U.S. $25,000,000).  If and to the extent that any provision contained in this Participation OPP Letter is inconsistent with the OPP, the OPP shall govern.

The aggregate outperformance pool will be paid in the form of restricted common shares, which will vest 50% on each of the first two anniversaries of the end of the performance period, subject to continued employment, except as otherwise provided in the OPP.  Special provisions will apply, and you may forfeit some or all of your award, in the event that your employment is terminated.  Other special rules apply, such as in the event of a change in control of the Company.

Subject to your acceptance of the terms and conditions of the OPP (which is attached for your review and reference), your Participation Percentage in the OPP  is 5.20%.

Please acknowledge receipt of this letter and acceptance of the foregoing terms and conditions for your participation in the OPP by signing in the space provided below and return the signed letter to the attention of Kelly Schnur.

Yours truly,	ACKNOWLEDGED BY:

Nathan Gantcher	Larry Duggins
Chairman, Compensation Committee
Date: